EXHIBIT 99.1

PRESS RELEASE       Contact:    Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations
                                Paul F. Boling, Chief Financial Officer
                                (281) 496-1352

CARRIZO OIL & GAS, INC. ANNOUNCES SECOND QUARTER PRODUCTION UP 20 PERCENT OVER 2Q 2003 AND UPDATES DRILLING RESULTS; BARNETT SHALE TREND ACREAGE INCREASED 67 PERCENT DURING 2Q

HOUSTON, August 2, 2004 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the operating results for the second quarter of 2004. In Carrizo's core area in South Texas and Louisiana, the Company participated in the drilling of 12 gross exploratory wells, eleven of which were successful, resulting in a 92 percent apparent success rate for the quarter. Eight of these successful wells have been completed and three wells are in the process of being completed. As of the end of the second quarter, five completed wells were waiting on connection to pipelines. Drilling operations are currently underway on two additional wells. Through the first half of the year, Carrizo has now drilled 21 wells, 17 of which have been successful for an apparent 81 percent success rate in South Texas and Louisiana. In the Company's Barnett Shale play in North Texas, Carrizo participated in the drilling of eleven gross wells in the second quarter, all of which were successful. Four of these successful wells have been completed and seven are in the process of being completed. As of the end of the second quarter, six completed Barnett Shale wells were waiting on pipeline connection. Drilling operations are currently underway on three additional wells. Since the beginning of the year, Carrizo has now drilled 19 Barnett Shale wells, all of which were successful.

Production during the second quarter of 2004 was estimated to be 1.99 Bcfe, or 18 percent above the 1.68 Bcfe of production in the second quarter of 2003. Second quarter 2004 production was up seven percent from the previous quarter.

Estimated production during the first half of 2004 has reached a level of 3.85 Bcfe or six percent above the 3.62 Bcfe of production in the first half of 2003.

Natural gas comprised 75 percent of total second quarter 2004 production equivalent. Carrizo estimates that second quarter 2004 sales prices averaged approximately $6.08 per Mcf and $35.27 per barrel. These prices include the effects of hedging activities, which resulted in a decrease of the realized price of natural gas by approximately $0.20 per Mcf and a decrease in the realized price of

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oil by approximately $2.22 per barrel. The oil sales price reflects the large volume of condensate production relative to total oil production.

Operating highlights during the second quarter of 2004 and recent activity include the following:

     o As previously announced, in the West Coffee Bay Prospect in Lafourche Parish, Louisiana, the Company has successfully drilled the LL&E #1 and logged an estimated 70 feet of apparent net pay in the Coffee Bay Sand. The well was deepened and another 16 feet of sand below the Coffee Bay Sand was found. This deeper 16 feet of sand has now been tested at a rate of approximately 7,319 Mcf and 249 barrels of condensate (8,813 Mcfe) per day. Pipeline facilities are currently being constructed and it is expected that the LL&E #1 will be put on production in early September. Carrizo is the operator of the well and owns a 47 percent working interest.

     o The LL&E #2 well in Lafourche Parish, Louisiana, was drilled to total depth and logged during the second quarter. The deepest target was not successful and the Company is in the process of testing and completing the well in a secondary objective at approximately 12,000 feet. Carrizo is the operator of the LL&E #2 and owns a 60 percent working interest.

     o    Carrizo is currently drilling two wells in the Gulf Coast area:

          The Savage A-74 #1 well in Matagorda County, Texas, is currently drilling below 13,000 feet. Carrizo is the operator of the well and owns a 52.5 percent working interest.

          The LBLD #1 well in Carrizo's Bay de Chene Prospect, Lafourche Parish, Louisiana, is currently drilling below 9,000 feet. Carrizo is the operator of the well and owns a 50 percent working interest.

     o In the Barnett Shale Trend in North Texas, Carrizo increased its position from 7,500 net acres to 12,500 net acres during the second quarter, a 67 percent increase. Currently, Carrizo has 13,500 net acres and 30 wells producing.

"We are slightly ahead of our plan to drill 40 wells in our onshore Gulf Coast core area in 2004," commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer. "We anticipate a solid production increase when the five Gulf Coast wells, waiting on pipeline hook-up, begin producing, especially the LL&E #1. Our Barnett Shale program is growing rapidly in terms of acreage and reserve potential, both in the core and non-core areas of the Barnett Shale Trend. We plan to continue our aggressive drilling program in both the Gulf Coast and Barnett Shale areas to take advantage of the current business environment."

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.


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Statements in this news release, including but not limited to those relating to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, cash flow, reserve growth and shareholder value, the expected timing of drilling of additional wells, the completion testing of the LL&E #1 and LL&E #2 wells, plans for the drilling program and other statements and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.